EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synopsys, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-84517 and 333-68011) on Form S-3 and (Nos. 333-169275, 333-166274, 333-157791, 333-151067, 333-151070, 333-116222, 333-45056, 333-38810, 333-32130, 333-90643, 333-84279, 333-77597, 333-56170, 333-63216, 333-71056, 333-50947, 333-77000, 333-97317, 333-97319, 333-99651, 333-100155, 333-103418, 333-103635, 333-103636, 333-106149, 333-108507, 333-77127, 333-68883, 333-60783, 333-50947, 333-45181, 333-42069, 333-22663, 333-75638, 333-125224, 333-125225, and 333-134899) on Form S-8 of Synopsys, Inc. of our report dated December 16, 2010, with respect to the consolidated balance sheets of Synopsys, Inc. and subsidiaries (the Company) as of October 30, 2010 and October 31, 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 30, 2010, and the effectiveness of internal control over financial reporting as of October 30, 2010, which report appears in the October 31, 2010 annual report on Form 10-K of Synopsys, Inc.

As described in note 3, the Company changed its method of accounting for business combinations in fiscal 2010 and, as described in note 10, the Company changed its accounting for uncertainty in income taxes in fiscal 2008.

/s/ KPMG LLP

Mountain View, California

December 16, 2010